Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp’s First Fiscal Quarter Net Income Increases to $6.86 Million

•	Quarterly EPS Increases 12% to $0.86 from $0.77 One Year Ago
•	Quarterly Return on Average Assets Increases to 1.41%
•	Quarterly Return on Average Equity Increases to 11.03%
•	Quarterly Net Interest Margin Increases to 3.64%

HOQUIAM, WA – January 27, 2025 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $6.86 million, or $0.86 per diluted common share for the quarter ended December 31, 2024.  This compares to net income of $6.36 million, or $0.79 per diluted common share for the preceding quarter and $6.30 million, or $0.77 per diluted common share, for the comparable quarter one year ago.

“We started off our 2025 fiscal year on solid footing, with net income, earnings per share and profitability metrics all improving compared to the prior quarter,” stated Dean Brydon, Chief Executive Officer.  “Fiscal first quarter net income and earnings per share increased 8% and 9%, respectively, compared to the prior quarter, reflecting an improvement in our net interest margin and lower provisions for credit losses compared to the prior quarter.  Compared to the first fiscal quarter a year ago, net income and earnings per share increased 9% and 12%, respectively.  In addition to all key performance metrics improving compared to the prior quarter and year ago quarter, tangible book value per share continued to trend upward.”

“As a result of Timberland’s solid earnings and strong capital position, our Board of Directors announced a quarterly cash dividend to shareholders of $0.25 per share, payable on February 28, 2025, to shareholders of record on February 14, 2025,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 49th consecutive quarter Timberland will have paid a cash dividend.”

“A highlight of the quarter was our net interest margin expanding six basis points to 3.64%, compared to the preceding quarter,” said Marci Basich, Chief Financial Officer.  “The improvement was primarily driven by a reduction in funding costs as the weighted average cost of interest-bearing liabilities decreased by eight basis points during the quarter.  Total deposits decreased $17 million, or 1%, during the quarter, in part due to some larger customers ending the calendar year with lower balances, while total borrowings stayed unchanged at $20 million compared to the prior quarter end.”

“While we experienced an increase in loan originations during the quarter, they were more than offset by a significant increase in loan payoffs, resulting in a 1% decrease in net loans compared to the prior quarter end,” Brydon continued.  “Some of the larger payoffs were on participation loans, as well as our largest substandard loan.  Credit quality metrics are also holding up relatively well.  While we experienced higher than normal net charge-offs during the quarter of $242,000 related to one loan, all other credit quality metrics improved.  Non-performing assets improved to 16 basis points of total assets at the end of the first quarter, compared to 20 basis points three months earlier, total delinquencies decreased by 10% during the quarter and non-accrual loans decreased by nearly 30%.  We remain encouraged by the overall strength of our loan portfolio and opportunities for loan growth in our markets.”

“During the quarter we were excited to partner with the Federal Home Loan Bank of Des Moines and their Member Impact Fund grant program.  Timberland applied for grants on behalf of 43 local non-profit organizations in our market areas and we were pleased that all were approved.  The Member Impact Fund provided $3 for every $1 we donated to an eligible non-profit organization in our community.  In total, $772,000 was donated to 43 local non-profit organizations.  We were thrilled to be a part of the grant program that helped make a positive impact and advance housing and community development needs in the communities we serve,” added Fischer.

Timberland Fiscal Q1 Earnings
January 27, 2025

Earnings and Balance Sheet Highlights (at or for the periods ended December 31, 2024, compared to December 31, 2023, or September 30, 2024):

   Earnings Highlights:
•	Earnings per diluted common share (“EPS”) increased 9% to $0.86 for the current quarter from $0.79 for the preceding quarter and 12% from $0.77 for the comparable quarter one year ago;
•	Net income increased 8% to $6.86 million for the current quarter from $6.36 million for the preceding quarter and 9% from $6.30 million for the comparable quarter one year ago;
•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.03% and 1.41%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.64% from 3.58% for the preceding quarter and 3.60% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter improved to 56.27% from 56.79% for the preceding quarter and 56.50% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets decreased 1% from the prior quarter and increased 1% year-over-year;
•	Net loans receivable decreased 1% from the prior quarter and increased 6% year-over-year;
•	Total deposits decreased 1% from the prior quarter and increased slightly (less than 1%) year-over-year;
•	Total shareholders’ equity increased 2% from the prior quarter and increased 5% year-over-year; 27,260 shares of common stock were repurchased during the current quarter for $883,000;
•	Non-performing assets to total assets ratio was 0.16% at December 31, 2024 compared to 0.20% at September 30, 2024 and 0.18% at December 31, 2023;
•	Book and tangible book (non-GAAP) values per common share increased to $31.33 and $29.37, respectively, at December 31, 2024; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at December 31, 2024 with only $20 million in borrowings and additional secured borrowing line capacity of $656 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 1% to $19.67 million from $19.48 million for the preceding quarter and increased 5% from $18.80 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to an increase in interest income from loans and a decrease in funding costs, which was partially offset by a decrease in non-interest income and decreases in interest income on investment securities and interest bearing deposits in banks.

Net interest income increased $423,000, or 3%, to $16.97 million for the current quarter from $16.55 million for the preceding quarter and increased $966,000 or 6%, from $16.00 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due a $12.72 million increase in average total interest-earning assets and a decrease in the weighted average cost of interest-bearing liabilities to 2.62% from 2.70% for the preceding quarter.  Timberland’s NIM for the current quarter expanded to 3.64% from 3.58% for the preceding quarter and 3.60% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately 3 basis points due to the collection of $115,000 in pre-payment penalties, non-accrual interest, and late fees and the accretion of $8,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately one basis point due to the collection of $20,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $7,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the collection of $142,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $10,000 of the fair value discount on acquired loans.

A $52,000 provision for credit losses on loans was recorded for the quarter ended December 31, 2024.  The provision was primarily due to changes in the composition of the loan portfolio and net charge-offs.  This compares to a $444,000 provision for credit losses on loans for the preceding quarter and a $379,000 provision for credit losses on loans for the comparable

Timberland Fiscal Q1 Earnings
January 27, 2025

quarter one year ago.  In addition, a $20,000 recapture of credit losses on unfunded commitments and a $5,000 recapture of credit losses on investment securities were recorded for the current quarter.

Non-interest income decreased $235,000, or 8% to $2.70 million for the current quarter from $2.93 million for the preceding quarter and decreased $101,000, or 4%, from $2.80 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a decrease in gain on sales of loans and smaller changes in several other categories.

Total operating (non-interest) expenses for the current quarter increased $5,000, or less than 1%, to $11.07 million from $11.06 million for the preceding quarter and increased $443,000, or 4%, from $10.62 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in salaries and employee benefits and smaller increases in several other expense categories.  These increases were partially offset by decreases in deposit operations expense, and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter was 56.27% compared to 56.79% for the preceding quarter and 56.50% for the comparable quarter one year ago.

The provision for income taxes for the current quarter increased $141,000, or 9%, to $1.71 million from $1.57 million for the preceding quarter, primarily due to higher taxable income. Timberland’s effective income tax rate was 20.0% for the quarter ended December 31, 2024 compared to 19.8% for the quarter ended September 30, 2024 and 19.7% for the quarter ended December 31, 2023.

Balance Sheet Management

Total assets decreased $14.00 million, or 1%, during the quarter to $1.91 billion at December 31, 2024 from $1.92 billion at September 30, 2024 and increased $14.37 million, or 1%, from $1.90 billion one year ago.  The decrease during the current quarter was primarily due to an $11.20 million decrease in investment securities, a $9.70 million decrease in net loans receivable and smaller decreases in several other categories.  These decreases were partially offset by smaller increases in several other asset categories.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 15.0% of total liabilities at December 31, 2024, compared to 14.7% at September 30, 2024, and 12.7% one year ago.  Timberland had secured borrowing line capacity of $656 million available through the FHLB and the Federal Reserve at December 31, 2024.  With a strong and diversified deposit base, only 19% of Timberland’s deposits were uninsured or uncollateralized at December 31, 2024.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable decreased $9.70 million, or 1%, during the quarter to $1.41 billion at December 31, 2024 from $1.42 billion at September 30, 2024.  This decrease was primarily due to a $15.47 million increase in the undisbursed portion of construction loans, a $3.43 million decrease in commercial business loans and a $2.17 million decrease in commercial real estate loans.  These decreases were partially offset by a $7.32 million increase in one- to four-family loans, a $1.55 million increase in construction loans and smaller increases in several other loan categories.

Timberland Fiscal Q1 Earnings
January 27, 2025

Loan Portfolio
($ in thousands)

	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$306,443	20%	$299,123	20%	$263,122	18%
Multi-family	177,861	12	177,350	11	147,321	10
Commercial	597,054	39	599,219	40	579,038	40
Construction - custom and
owner/builder	124,104	8	132,101	9	134,878	9
Construction - speculative one-to four-family	8,887	1	11,495	1	17,609	1
Construction - commercial	22,841	2	29,463	2	36,702	3
Construction - multi-family	48,940	3	28,401	2	57,019	4
Construction - land
development	15,977	1	17,741	1	18,878	1
Land	30,538	2	29,366	2	28,697	2
Total mortgage loans	1,332,645	88	1,324,259	88	1,283,264	88

Consumer loans:
Home equity and second
mortgage	48,851	3	47,913	3	39,403	3
Other	2,889	--	3,129	--	2,926	--
Total consumer loans	51,740	3	51,042	3	42,329	3

Commercial loans:
Commercial business loans	135,312	9	138,743	9	136,942	9
SBA PPP loans	204	--	260	--	423	--
Total commercial loans	135,516	9	139,003	9	137,365	9
Total loans	1,519,901	100%	1,514,304	100%	1,462,958	100%
Less:
Undisbursed portion of
construction loans in
process	(85,350)		(69,878)		(104,683)
Deferred loan origination
fees	(5,444)		(5,425)		(5,337)
Allowance for credit losses	(17,288)		(17,478)		(16,655)
Total loans receivable, net	$1,411,819		$1,421,523		$1,336,283
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $411, $0, and $1,425 at December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

Timberland Fiscal Q1 Earnings
January 27, 2025

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of December 31, 2024:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$126,435	21%	8%	$1,228	$195
Medical/dental offices	84,786	14	6	1,265	--
Office buildings	67,600	11	4	768	--
Other retail buildings	52,313	9	3	545	--
Mini-storage	33,773	6	2	1,351	--
Hotel/motel	32,367	5	2	2,697	--
Restaurants	27,977	5	2	560	273
Gas stations/conv. stores	24,881	4	2	1,037	--
Churches	15,874	3	1	934	--
Nursing homes	13,745	2	1	1,964	--
Mobile home parks	10,694	2	1	465	--
Shopping centers	10,648	2	1	1,774	--
Additional CRE	95,961	16	6	706	230
Total CRE	$597,054	100%	39%	$913	$698

Timberland originated $72.07 million in loans during the quarter ended December 31, 2024, compared to $48.82 million for the preceding quarter and $88.93 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $2.31 million were sold compared to $5.62 million for the preceding quarter and $3.80 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $13.93 million, or 5%, to $241.50 million at December 31, 2024, from $255.43 million at September 30, 2024.  The decrease was primarily due to maturities of U.S. Treasury investment securities (classified as held to maturity) and scheduled amortization.  Partially offsetting these decreases, was the purchase of additional U.S. government agency mortgage-backed investment securities and U.S. Treasury investment securities, all of which were classified as available for sale.

Deposits

Total deposits decreased $17.25 million, or 1%, during the quarter to $1.63 billion at December 31, 2024, from $1.65 billion at September 30, 2024.  The quarter’s decrease consisted of a $15.51 million decrease in money market account balance, a $10.21 million decrease in non-interest bearing account balances, and a $9.92 decrease NOW checking account balances. These decreases were partially offset by a $17.53 million increase in certificate of deposit account balances and an $852,000 increase in savings account balances.

Timberland Fiscal Q1 Earnings
January 27, 2025

Deposit Breakdown ($ in thousands)
	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$402,911	25%	$413,116	25%	$433,065	27%
NOW checking	323,412	20	333,329	20	389,463	24
Savings	206,845	13	205,993	13	215,948	13
Money market	311,413	19	326,922	20	269,686	17
Certificates of deposit under $250	212,764	13	205,970	12	181,762	11
Certificates of deposit $250 and over	122,997	7	113,579	7	96,145	6
Certificates of deposit – brokered	50,074	3	48,759	3	41,000	2
Total deposits	$1,630,416	100%	$1,647,668	100%	$1,627,069	100%

Borrowings

Total borrowings were $20.00 million at both December 31, 2024 and September 30, 2024.  At December 31, 2024, the weighted average rate on the borrowings was 3.97%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $3.79 million, or 2%, to $249.20 million at December 31, 2024, from $245.41 million at September 30, 2024, and increased $11.83 million, or 5%, from $237.37 million at December 31, 2023.  The quarter’s increase in shareholders’ equity was primarily due to net income of $6.86 million, which was partially offset by the payment of $1.99 million in dividends to shareholders, an $812,000 change in the accumulated other comprehensive income (loss) category for fair value adjustments on available for sale investment securities, and the repurchase of 27,260 shares of common stock for $883,000 (an average price of $32.38 per share).  There were 127,906 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at December 31, 2024.

Timberland remains well capitalized with a total risk-based capital ratio of 19.95%, a Tier 1 leverage capital ratio of 12.32%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.34%, and a shareholders’ equity to total assets ratio of 13.05% at September 30, 2024.  Timberland’s held to maturity investment securities were $156.11 million at December 31, 2024, with a net unrealized loss of $8.44 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.75%, compared to 13.05%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio improved to 0.16% at December 31, 2024, compared to 0.20% at September 30, 2024 and 0.18% at December 31, 2023.  Net charge-offs totaled $242,000 for the current quarter compared to net charge-offs of $12,000 for the preceding quarter and net charge-offs of $2,000 for the comparable quarter one year ago.  During the current quarter, provisions for credit losses of $52,000 on loans were made, which was partially offset by a $20,000 recapture of credit losses on unfunded commitments and a $5,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.21% at December 31, 2024, compared to 1.21% at September 30, 2024 and 1.23% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $458,000 or 10%, to $4.02 million at December 31, 2024, from $4.49 million at September 30, 2024.  Non-accrual loans decreased $1.15 million, or 30%, to $2.73 million at December 31, 2024 from $3.89 million at September 30, 2024.  The quarterly decrease in non-accrual loans was primarily due to decreases in commercial business loans and commercial real estate loans on non-accrual status.

Timberland Fiscal Q1 Earnings
January 27, 2025

Non-Accrual Loans
($ in thousands)

	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$47	1	$49	1	$602	4
Commercial	698	5	1,158	6	683	2
Construction – custom and
owner/builder	--	--	--	--	150	1
Total mortgage loans	745	6	1,207	7	1,435	7

Consumer loans:
Home equity and second
mortgage	587	3	618	3	171	1
Other	--	--	--	--	--	--
Total consumer loans	587	3	618	3	171	1

Commercial business loans	1,401	11	2,060	8	1,760	6
Total loans	$2,733	20	$3,885	18	$3,366	14

Timberland had two properties classified as other real estate owned (“OREO”) at December 31, 2024:

	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$--	--	$--	--
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$--	1	$--	1

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased

Timberland Fiscal Q1 Earnings
January 27, 2025

losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 Earnings
January 27, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2024	2024	2023
Interest and dividend income
Loans receivable	$21,032	$20,589	$18,395
Investment securities	2,138	2,237	2,311
Dividends from mutual funds, FHLB stock and other investments	86	95	91
Interest bearing deposits in banks	2,001	2,114	1,699
Total interest and dividend income	25,257	25,035	22,496

Interest expense
Deposits	8,084	8,277	6,143
Borrowings	203	211	349
Total interest expense	8,287	8,488	6,492
Net interest income	16,970	16,547	16,004
Provision for credit losses – loans	52	444	379
Recapture of credit losses – investment securities	(5)	(13)	(10)
Prov. for (recapture of ) credit losses - unfunded commitments	(20)	59	(33)
Net int. income after provision for (recapture of) credit losses	16,943	16,057	15,668

Non-interest income
Service charges on deposits	999	1,037	1,023
ATM and debit card interchange transaction fees	1,267	1,293	1,264
Gain on sales of loans, net	43	135	78
Bank owned life insurance (“BOLI”) net earnings	167	175	156
Recoveries on investment securities, net	3	3	5
Other	218	289	272
Total non-interest income, net	2,697	2,932	2,798

Non-interest expense
Salaries and employee benefits	6,092	5,867	5,911
Premises and equipment	950	933	973
Gain on sales/disposition of premises and equipment, net	--	1	--
Advertising	181	205	186
OREO and other repossessed assets, net	--	4	--
ATM and debit card processing	521	588	615
Postage and courier	121	137	126
State and local taxes	346	343	319
Professional fees	346	410	253
FDIC insurance	210	209	210
Loan administration and foreclosure	128	125	105
Technology and communications	1,140	1,163	974
Deposit operations	332	446	320
Amortization of core deposit intangible (“CDI”)	45	57	56
Other, net	655	574	576
Total non-interest expense, net	11,067	11,062	10,624

Income before income taxes	8,573	7,927	7,842
Provision for income taxes	1,713	1,572	1,546
Net income	$6,860	$6,355	$6,296

Net income per common share:
Basic	$0.86	$0.80	$0.78
Diluted	0.86	0.79	0.77

Weighted average common shares outstanding:
Basic	7,958,275	7,954,112	8,114,209
Diluted	7,999,504	7,995,024	8,166,048

Timberland Fiscal Q1 Earnings
January 27, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2024	2024	2023
Assets
Cash and due from financial institutions	$24,538	$29,071	$28,656
Interest-bearing deposits in banks	139,533	135,657	129,365
Total cash and cash equivalents	164,071	164,728	158,021

Certificates of deposit (“CDs”) held for investment, at cost	7,470	10,209	12,449
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	156,105	172,097	266,085
Available for sale, at fair value	77,080	72,257	40,446
Investments in equity securities, at fair value	840	866	848
FHLB stock	2,037	2,037	2,001
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	411	--	1,425

Loans receivable	1,429,107	1,439,001	1,352,938
Less: ACL – loans	(17,288)	(17,478)	(16,655)
Net loans receivable	1,411,819	1,421,523	1,336,283

Premises and equipment, net	21,617	21,486	21,584
OREO and other repossessed assets, net	221	--	--
BOLI	23,777	23,611	23,122
Accrued interest receivable	7,095	6,990	6,731
Goodwill	15,131	15,131	15,131
CDI	406	451	621
Loan servicing rights, net	1,195	1,372	1,925
Operating lease right-of-use assets	1,400	1,475	1,698
Other assets	15,805	6,242	3,745
Total assets	$1,909,480	$1,923,475	$1,895,115

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$402,911	$413,116	$433,065
Deposits: Interest-bearing	1,227,505	1,234,552	1,194,004
Total deposits	1,630,416	1,647,668	1,627,069

Operating lease liabilities	1,501	1,575	1,796
FHLB borrowings	20,000	20,000	20,000
Other liabilities and accrued expenses	8,364	8,819	8,881
Total liabilities	1,660,281	1,678,062	1,657,746

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,954,673 shares issued and outstanding – December 31, 2024 7,960,127 shares issued and outstanding – September 30, 2024 8,120,708 shares issued and outstanding – December 31, 2023	29,593	29,862	34,869
Retained earnings	220,398	215,531	203,327
Accumulated other comprehensive income (loss)	(792)	20	(827)
Total shareholders’ equity	249,199	245,413	237,369
Total liabilities and shareholders’ equity	$1,909,480	$1,923,475	$1,895,115

Timberland Fiscal Q1 Earnings
January 27, 2025

	Three Months Ended
PERFORMANCE RATIOS:	Dec. 31, 2024	Sept. 30, 2024	Dec. 31, 2023
Return on average assets (a)	1.41%	1.32%	1.36%
Return on average equity (a)	11.03%	10.43%	10.75%
Net interest margin (a)	3.64%	3.58%	3.60%
Efficiency ratio	56.27%	56.79%	56.50%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,733	$3,885	$3,366
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	45	51	85
OREO and other repossessed assets	221	--	--
Total non-performing assets (b)	$2,999	$3,936	$3,451

Non-performing assets to total assets (b)	0.16%	0.20%	0.18%
Net charge-offs during quarter	$242	$12	$2
Allowance for credit losses - loans to non-accrual loans	633%	450%	495%
Allowance for credit losses - loans to loans receivable (c)	1.21%	1.21%	1.23%

CAPITAL RATIOS:
Tier 1 leverage capital	12.32%	12.12%	12.14%
Tier 1 risk-based capital	18.69%	18.14%	18.22%
Common equity Tier 1 risk-based capital	18.69%	18.14%	18.22%
Total risk-based capital	19.95%	19.39%	19.50%
Tangible common equity to tangible assets (non-GAAP)	12.34%	12.05%	11.79%

BOOK VALUES:
Book value per common share	$31.33	$30.83	$29.23
Tangible book value per common share (d)	29.37	28.87	27.29
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 Earnings
January 27, 2025

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,438,144	5.80%	$1,428,125	5.74%	$1,332,971	5.52%
Investment securities and FHLB stock (1)	247,236	3.57	254,567	3.64	317,164	3.03
Interest-earning deposits in banks and CDs	166,764	4.76	156,732	5.37	126,253	5.38
Total interest-earning assets	1,852,144	5.42	1,839,424	5.41	1,776,388	5.07
Other assets	75,534		80,940		81,612
Total assets	$1,927,678		$1,920,364		$1,858,000

Liabilities and Shareholders’ Equity
NOW checking accounts	$328,455	1.38%	$337,955	1.40%	$376,682	1.51%
Money market accounts	324,424	3.42	321,151	3.62	224,939	2.34
Savings accounts	205,650	0.28	207,457	0.27	220,042	0.22
Certificates of deposit accounts	331,785	4.09	316,897	4.20	268,628	3.97
Brokered CDs	46,414	4.98	48,719	5.54	42,725	5.38
Total interest-bearing deposits	1,236,728	2.59	1,232,179	2.67	1,133,016	2.18
Borrowings	20,000	4.03	20,000	4.20	28,804	4.81
Total interest-bearing liabilities	1,256,728	2.62	1,252,179	2.70	1,161,820	2.22

Non-interest-bearing demand deposits	414,149		414,603		450,027
Other liabilities	10,146		11,151		11,878
Shareholders’ equity	246,655		242,431		234,275
Total liabilities and shareholders’ equity	$1,927,678		$1,920,364		$1,858,000

Interest rate spread		2.80%		2.71%		2.85%
Net interest margin (2)		3.64%		3.58%		3.60%
Average interest-earning assets to
average interest-bearing liabilities	147.38%		146.90%		152.90%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q1 Earnings
January 27, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2024	September 30, 2024	December 31, 2023

Shareholders’ equity	$249,199	$245,413	$237,369
Less goodwill and CDI	(15,537)	(15,582)	(15,752)
Tangible common equity	$233,662	$229,831	$221,617

Total assets	$1,909,480	$1,923,475	$1,895,115
Less goodwill and CDI	(15,537)	(15,582)	(15,752)
Tangible assets	$1,893,943	$1,907,893	$1,879,363